UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007 (August 2, 2007)

Mediware Information Systems, Inc
(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive officer)	(Zip Code)

Registrant's telephone number, including area code	(913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On June 29, 2007, Mr. John Damgaard agreed to serve as the Chief Operating Officer of Mediware Information Systems, Inc. (the “Company”).  On August 2, 2007, Mr. Damgaard and the Company entered into a Second Amended and Restated Employment Agreement (the “Agreement”) reflecting the terms and conditions of his employment in his new position.

The Agreement has an initial three-year term expiring July 31, 2010 and renews for successive one-year periods thereafter.  The Agreement provides for an annual base salary of $225,000 (subject to annual review) and a discretionary bonus of up to 50% of the then-current base salary per year based on Mr. Damgaard’s meeting performance criteria established by the Company’s Chief Executive Officer.  Mr. Damgaard is entitled to participate in or receive benefits under any and all plans and programs made available to executive employees of the Company generally. Mr. Damgaard received 45,000 restricted shares of the Company’s common stock (the “Performance Shares”), under the Company’s 2003 Equity Incentive Plan. Of these Performance Shares 7,500 shall vest on each of the first three anniversaries of June 29, 2007.  The remaining Performance Shares will vest 7,500 each upon achievement of certain performance criteria determined by the Chief Executive Officer and the Compensation Committee of the Board of Directors on the first three anniversaries of June 29, 2007.  All unvested Performance Shares will be forfeited either upon the termination of Mr. Damgaard’s employment or if the Performance Shares have not vested after the 2010 fiscal year. Any unvested, but not forfeited, Performance Shares immediately vest upon an acquisition or sale of the Company. Mr. Damgaard was also granted 30,000 non-qualified stock options under the Company’s 2003 Equity Incentive Plan, which will vest in equal installments on the first three anniversaries of the date of grant, or immediately upon the sale of the Company.

In addition to termination for disability, death or cause, the Agreement may be terminated without cause by the Company with written notice or by Mr. Damgaard upon three month prior written notice.

Under the Agreement, if the Company terminates Mr. Daamgard’s employment without cause, the Company must continue to pay an amount equal to his annual salary at the highest rate in effect during the period of employment and provide certain health insurance coverage for the earlier duration of six months after termination or employment at a successor employer. If a third party terminates Mr. Damgaard due to an acquisition or sale of the Company, the Company will pay Mr. Damgaard an amount equal to six months of his annual salary at the rate in effect at the date of termination and certain health insurance coverage.

Mr. Damgaard has also agreed in the Agreement to a one-year post-termination covenant not-to-compete (or six months if he is terminated without cause), as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit 10.1	Second Amended and Restated Employment Agreement dated as of August 2, 2007, between Mediware Information Systems, Inc. and John Damgaard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: August 3, 2007	By:	/s/ James Burgess
James Burgess
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No	Description

10.1	Amended and Restated Employment Agreement dated as of August 2, 2007 between Mediware Information Systems, Inc. and John Damgaard.